Exhibit 10.3

May 19, 2003

Mr. Steve Neil

Ref: Employment Offer

Dear Steve:

Following our recent meetings both John and I know you can add real value to Ocular Sciences, Inc. Your experience in the industry will allow you to contribute quickly to the overall execution of our strategies and tactics. This letter contains our responses to your requested changes in our original offer.

On behalf of Ocular Sciences, Inc. (the “Company”), I am pleased to offer you the position of Executive Vice President and Chief Financial Officer reporting to me as the President and CEO of Ocular Sciences, Inc.

The terms of your new position with the Company are as set forth below:

1.	Compensation.

a.	Base Salary. You will be paid an annual salary of $325,000.

b.	Management Incentive Compensation Plan. Our bonus plan is referred to as the MICP or Management Incentive Compensation Plan. The plan consists of a Corporate Portion (75%) and an Individual Portion (25%) based on PMO’s (Personal Management Objectives). We will guarantee a bonus payment of $56,875 (gross) that will be paid following the February 2004 Board meeting. This represents one-half of the annual target bonus of 35% of your base salary. Bonus target percentages and amounts, performance targets and overall plan design for the upcoming year will be developed during Q 4 of this year.

c.	Annual Review. Your base salary will be reviewed annually as part of the Company’s annual performance and salary review process.

d.	New Hire Bonus. Within 10 days following your actual start date the Company will pay you a New Hire Bonus of $150,000 with an additional payment of $65,000 to cover a major portion of the increased tax. Should you voluntarily resign or terminate your employment within 24 months of your employment date you will be required to repay this amount within 90 days of your termination date.

Should you voluntarily resign for “Good Reason” you will not be required to repay the $215,000. For purposes of this letter agreement, “Good Reason” shall mean (1) a material diminution of your duties or authority with the Company, or the assignment of duties and responsibilities inconsistent with your status at the Company, as of the date of the Change of Control, any of which are made without your express written consent: 2) a reduction in base salary or material reduction in benefits as of the date of the Change of Control without your express written consent: (3) any breach of the Company of any material obligation of the Company under this agreement or any employment agreement with you or (4) a reassignment which requires you to move your principle work location more than 50 miles from the Company’s principle office maintained at the time this letter agreement was executed.

e.	The Company will provide a mileage reimbursement to begin 12 months from your date of employment for business miles driven.

2.	Stock Options. Your initial stock option grant will be for 100,000 shares of the Company’s common stock at an option price equal to the price of OSI stock at closing on your first day of employment. These options will vest at the rate of 25% per year based on your employment date and will be fully vested at the completion of 4 years of employment.

You will receive consideration for additional grants on an annual basis. There is a range of shares available and there are guidelines that utilize the Black Shoals valuation of our shares to determine the number of shares available for annual grants.

In the event of a change of control there is a “double trigger” executive severance and stock option acceleration benefit. This means that the change of control must occur and you must be involuntarily terminated or you voluntarily terminate for “Good Reason” for the acceleration and severance to be triggered. The severance is 12 months base and bonus and there is no time restriction or “sunset” on this benefit.

3.	Benefits. The Company provides a comprehensive offering of employee benefits. These include medical and dental coverage (PPO or HMO), short term and long disability insurance, company paid life insurance, a 401K plan with a company match of 50% on the first 6% of contributions and paid time off and holidays.

The Company will provide you with 20 days of PTO each year for years 1 through 5, 25 days of PTO after the fifth year of employment.

You will satisfy the 1000 hour rule for vesting in the Company sponsored 401 k plan providing we use a start date of July 1st, 2003.

4.	Demonstration of Best Efforts

You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company. The Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the CEO and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this offer letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations.

5.	Start Date. Subject to fulfillment of any conditions imposed by this offer letter agreement, you will commence this new position with the Company on July 1 2003.

6.	Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to the Company the Company’s Employee Proprietary Information and Inventions Agreement prior to, or on your start date.

7.	Confidentiality of Terms. You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

8.	Referencing. Your acceptance of this offer and commencement of employment with the Company is contingent upon receipt of appropriate reference checks.

9.	At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

To indicate you acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter, together with the Company’s Employee Proprietary Information and Inventions Agreement sets forth the terms of your employment with the Company’s and supercedes any prior representation or agreements either written or oral. This letter may not be modified or amended except by written agreement signed by the Company and you.

I look forward to working with you in the near future.

Yours sincerely,

/s/ Stephen Fanning Stephen Fanning President and Chief Executive Officer Ocular Sciences, Inc.

ACCEPTED AND AGREED:
Steve Neil

/s/ Steve Neil	June 1, 2003

Signature	Date

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